Exhibit j(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 81 to the Registration Statement No. 811-2841 on Form N-1A of Fidelity Capital Trust, of our reports each dated December 8, 2000 appearing in the Annual Reports to Shareholders of Fidelity Small Cap Independence Fund (formerly Fidelity Small Cap Selector Fund) and Fidelity Stock Selector Fund for the year ended October 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information, which are a part of such Registration Statement.

____________________________
____________________________	/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
October 9, 2001